Exhibit 99.1

925 W Georgia St, Suite 910 Vancouver, British Columbia V6C 3L2 (604) 424-0984 www.gatossilver.com

GATOS SILVER REPORTS THIRD QUARTER 2023 FINANCIAL RESULTS AND INCREASES 2023 PRODUCTION GUIDANCE

Vancouver, BC — November 6, 2023 — Gatos Silver, Inc. (NYSE/TSX: GATO) (“Gatos Silver” or the “Company”) today announced its third quarter 2023 financial and operating results. The Company will host an investor and analyst call on November 7, 2023, details of which are provided below.

The Company has a 70% interest in the Los Gatos Joint Venture (“LGJV”), which in turn owns the Cerro Los Gatos (“CLG”) mine in Mexico. Production for the third quarter of 2023 was previously disclosed on October 10, 2023. The Company’s reporting currency is US dollars.

Dale Andres, CEO of Gatos Silver, said: “The LGJV continues to generate robust cash flows with the CLG mine consistently producing high margin silver ounces. As a result of continued good operational performance in the first month of the fourth quarter along with recent optimization of the mine plan, we are increasing our 2023 full year silver and silver equivalent production guidance by 16% and 8% respectively, based on the midpoint of each guidance range. The LGJV has returned a total of $85 million to its partners in 2023, with the Company receiving another cash distribution of $24.5 million in October. Gatos Silver remains debt free with a strong cash balance. Conversion drilling of the South-East Deeps inferred resource is progressing well and the LGJV has started ramping up exploration efforts on near mine targets in the Los Gatos district.”

Summary

LGJV Q3 2023 results compared to Q3 2022 (100% basis):

•	Revenue of $67.0 million, down 9% from $73.9 million

•	Cost of sales $31.4 million, up 10% from $28.6 million

•	Net income $15.1 million, up 16% from $13.0 million

•	EBITDA $31.2 million, down 21% from $39.7 million[1]

•	Cash flow from operations of $29.4 million, down 24% from $38.5 million

•	Sustaining capital $9.1 million, down 47% from $17.1 million

•	Free cash flow $14.3 million, down 3% from $14.7 million[1]

•	Silver production 2.2 million ounces, down 19% from 2.7 million

•	Silver equivalent production of 3.5 million ounces, down 19% from 4.3 million

•	Co-product all-in sustaining costs (“AISC”) of $17.64 per ounce of payable silver, up 34% from $13.13[1]

•	By-product AISC of $14.71 per ounce of payable silver, up 47% from $10.04[1]

Gatos Silver Q3 2023 results compared to Q3 2022:

Net income was $3.3 million, down 6% from $3.5 million primarily attributable to an increase in general and administrative expenses related to non-cash stock-based compensation, partially offset by higher equity income from the LGJV, higher interest income and a decrease in income tax expense. EBITDA1 was $3.6 million, down 14% from $4.2 million. Earnings per share of $0.05 was unchanged.

1 See Non-GAAP Financial Measures below.

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Cash flow used by operations was $1.7 million, compared to cash flow from operations of $8.0 million. Free cash flow1 was $33.3 million, up 317% from $8.0 million. The Company uses equity accounting for its 70% interest in the LGJV. Cash distributions to the LGJV partners in 2023 have been made through capital distributions which is more tax efficient than distributing cash dividends. As a result, cash distributions are currently shown on the balance sheet as cash flow received from investing activities, as opposed to being included as cash flows from operating activities as in 2022 when dividends were paid by the LGJV.

Subsequent to the quarter end, on October 30, 2023, the Company received a $24.5 million capital distribution from the LGJV. As of October 31, 2023, the Company had a cash balance of $57.7 million, no debt and $50.0 million available under the Revolving Credit Facility after repaying the full outstanding balance on July 21, 2023. As of October 31, 2023 the LGJV had a cash balance of $20.9 million.

Financial and Operating Results

Below is select operational and financial information for the three and nine months ended September 30, 2023 and 2022. For a detailed discussion of the three and nine months financial and operating results refer to the Form 10-Q for the quarter ended September 30, 2023 filed on November 6, 2023 on both the EDGAR and SEDAR+ systems and posted on the Company’s website at https://gatossilver.com.

Los Gatos Joint Venture

LGJV 100% Basis	Three Months Ended		Nine Months Ended
Selected Financial Information	September 30,		September 30,
(in millions, except where otherwise stated)	2023	2022	2023	2022
Revenue	$67.0	$73.9	$195.2	$218.7
Cost of sales	$31.4	$28.6	$83.3	$81.6
Royalties	$0.3	$0.3	$1.0	$2.7
Exploration	$1.0	$1.9	$2.1	$6.2
General and administrative	$4.4	$3.4	$12.7	$9.8
Depreciation, depletion and amortization	$16.7	$19.9	$59.6	$52.3
Other (income) expense	($0.9)	$0.1	($1.8)	$1.1
Income tax (recovery) expense	($0.9)	$6.7	$9.8	$22.5
Net income	$15.0	$13.0	$28.5	$42.4

Sustaining capital	$9.1	$17.1	$29.9	$57.0
Resource development drilling expenditures	$3.5	$ —	$10.5	$ —
EBITDA[1]	$31.2	$39.7	$98.4	$117.6
Cash provided by operating activities	$29.4	$38.5	$103.8	$120.0
Free cash flow[1]	$14.3	$14.7	$62.6	$58.1

Operating Results (CLG 100% Basis)
Tonnes milled (dmt)	268,312	263,331	794,082	709,666
Tonnes milled per day (dmt)	2,916	2,862	2,909	2,600
Average Grades
Silver grade (g/t)	285	356	293	361
Zinc grade (%)	3.82	4.70	3.92	4.61
Lead grade (%)	1.84	2.38	1.85	2.45
Gold grade (g/t)	0.30	0.34	0.29	0.34
Production - Contained Metal
Silver ounces (millions)	2.22	2.70	6.65	7.40
Zinc pounds – in zinc conc. (millions)	13.8	17.8	42.7	47.1
Lead pounds – in lead conc. (millions)	9.5	12.2	28.7	34.2
Gold ounces – in lead conc. (thousands)	1.28	1.40	3.86	3.98
Silver equivalent ounces (millions)[2]	3.46	4.29	10.45	11.68
Co-product cash cost per ounce of payable silver equivalent[1]	$14.42	$9.10	$12.43	$9.32
By-product cash cost per ounce of payable silver[1]	$10.04	$3.28	$6.42	$1.13
Co-product AISC per ounce of payable silver equivalent[1]	$17.64	$13.13	$15.81	$14.15
By-product AISC per ounce of payable silver[1]	$14.71	$10.04	$11.40	$9.49

1 See Non-GAAP Financial Measures below

2 Total may not add due to rounding

3 Silver equivalent production is calculated using prices of $22/oz silver, $1.20/lb zinc, $0.90/lb lead and $1,700/oz gold to “convert” zinc, lead and gold production contained in concentrate to “equivalent” silver ounces (contained metal, multiplied by price, divided by silver price).

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Gatos Silver, Inc.

	Three Months Ended		Nine Months Ended
Select Financial information	September 30,		September 30,
(in millions, except where otherwise stated)	2023	2022	2023	2022
Exploration	$ —	$ —	$ —	$ 0.1
General and Administrative	7.5	5.9	19.2	17.0
Amortization	—	—	0.1	0.1
Total expenses	7.5	6.0	19.3	17.2
Equity income in affiliates	9.4	8.9	15.9	24.5
Other income, net	1.3	1.1	3.9	3.3
Other income	10.8	10.0	19.8	27.9
Income tax expense	—	0.5	—	0.9
Net income	3.3	3.5	0.5	9.8
Net income per share (basic and diluted)	$0.05	$0.05	$0.01	$0.14

EBITDA[1]	$3.6	$4.2	$1.3	$11.2
Cash (used) provided by operating activities	($1.7)	$8.0	($9.5)	$8.7
Free cash flow[1]	$33.3	$8.0	$25.5	$8.7

1 See Non-GAAP Financial Measures below

2023 Guidance Update (CLG 100% basis)

Gatos Silver is increasing its full year 2023 guidance for silver production and silver equivalent production as a result of good operational performance in the first month of the fourth quarter and recent optimization of the mine plan.

Silver production is now expected to be between 8.8 and 9.3 million ounces compared with original guidance of 7.4 to 8.2 million ounces. This represents an increase of 19% at the low end of the range and 13% at the high end. Silver equivalent production is now expected to be between 13.8 and 14.6 million ounces, compared with original guidance of 12.4 to 13.8 million silver equivalent ounces. This represents an increase of 11% at the low end of the range and 6%

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at the high end.

Based on the revised mine plan sequencing at CLG, the Company expects full year zinc and gold production to be near the low end of the original guidance range of 57 to 63 million pounds and 5.4 to 6.2 thousand ounces respectively. Full year lead production is expected to be within the upper half of the original guidance range of 36 to 40 million pounds.

The Company expects full year co-product and by-product AISCs to remain in the lower half of our original guidance ranges of $15.50 to $17.50 per ounce of payable silver equivalent and $11.00 to $13.00 per ounce of payable silver, with costs in the fourth quarter expected to be similar to the third quarter.

The Company remains on track to achieve sustaining capital expenditure guidance at CLG of $45 million in 2023 with $29.9 million spent in the first nine months of 2023.

Financial Results Webcast and Conference Call

Investors and analysts are invited to attend the financial results webcast and conference call as follows:

Date: Tuesday, November 7, 2023

Time:  11:00 a.m. ET

Listen-Only Webcast: https://events.q4inc.com/attendee/100781758

Direct Event Registration Link (for Analysts only): https://conferencingportals.com/event/tFOAtdfN

Dial-In Number: 1 (888) 330-2398 or 1 (240) 789-2709; press # to access an operator

An archive of the webcast will be available on the Company’s website at: https://gatossilver.com within 24 hours.

About Gatos Silver

Gatos Silver is a silver dominant exploration, development and production company that discovered a new silver and zinc-rich mineral district in southern Chihuahua State, Mexico. As a 70% owner of the Los Gatos Joint Venture (“LGJV”), the Company is primarily focused on operating the Cerro Los Gatos mine and on growth and development of the Los Gatos district. The LGJV includes approximately 103,000 hectares of mineral rights, representing a highly prospective and under-explored district with numerous silver-zinc-lead epithermal mineralized zones identified as priority targets.

Qualified Person

Scientific and technical disclosure in this press release was approved by Anthony (Tony) Scott, P.Geo., Senior Vice President of Corporate Development and Technical Services of Gatos Silver who is a “Qualified Person” as defined in S-K 1300 and NI 43-101.

Non-GAAP Financial Measures

We use certain measures that are not defined by GAAP to evaluate various aspects of our business. These non-GAAP financial measures are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP.

Cash Costs and All-In Sustaining Costs

Cash costs and all-in sustaining costs (“AISC”) are non-GAAP measures. AISC was calculated based on guidance provided by the World Gold Council (“WGC”). WGC is not a regulatory industry organization and does not have the authority to develop accounting standards for disclosure requirements. Other mining companies may calculate AISC differently as a result of differences in underlying accounting principles and policies applied, as well as definitional differences of sustaining versus expansionary (i.e. non-sustaining) capital expenditures based upon each company’s internal policies. Current GAAP measures used in the mining industry, such as cost of sales, do not capture all of the expenditures incurred to discover, develop and sustain production. Therefore, we believe that cash costs and AISC are non-GAAP measures

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that provide additional information to management, investors and analysts that aid in the understanding of the economics of the Company’s operations and performance compared to other producers and provides investors visibility by better defining the total costs associated with production.

Cash costs include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, treatment and refining costs, general and administrative costs, royalties and mining production taxes. AISC includes total production cash costs incurred at the LGJV’s mining operations plus sustaining capital expenditures. The Company believes this measure represents the total sustainable costs of producing silver from current operations and provides additional information of the LGJV’s operational performance and ability to generate cash flows. As the measure seeks to reflect the full cost of silver production from current operations, new project and expansionary capital at current operations are not included. Certain cash expenditures such as exploration, new project spending, tax payments, dividends, and financing costs are not included.

EBITDA

Management uses earnings before interest, income tax, depreciation, depletion and amortization (“EBITDA”) to evaluate the Company’s operating performance, to plan and forecast its operations, and assess leverage levels and liquidity measures. The Company believes the use of EBITDA reflects the underlying operating performance of our core mining business and allows investors and analysts to compare results of the Company to similar results of other mining companies. EBITDA do not represent, and should not be considered an alternative to, net income or cash flow from operations as determined under GAAP.

Free Cash Flow

Management uses Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations. Free Cash Flow is Cash Provided By (Used In) Operating Activities less Cash flow from Investing Activities as presented on the Consolidated Statements of Cash Flows. The Company believes Free Cash Flow is also useful as one of the bases for comparing the Company’s performance with its competitors. Although Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.

Reconciliation of GAAP to non-GAAP measures

The table below presents a reconciliation between the most comparable GAAP measure of the LGJV’s expenses to the non-GAAP measures of (i) cash costs, (ii) cash costs, net of by-product credits, (iii) co-product AISC and (iv) by-product AISC for our operations.

CLG 100% Basis	Three Months Ended		Nine Months Ended
Financial	September 30,		September 30,
(in thousands, except where otherwise stated)	2023	2022	2023	2022
Expenses	$53,809	$54,207	$158,648	$152,710
Depreciation, depletion and amortization	(16,712)	(19,943)	(59,558)	(52,340)
Exploration[1]	(998)	(1,881)	(2,118)	(6,235)
Treatment and refining costs[2]	4,793	6,230	12,865	16,074
Cash costs	$40,892	$38,613	$109,837	$110,209
Sustaining capital[3]	9,128	17,086	29,870	57,036
Co-product all-in sustaining costs	50,020	55,699	139,707	167,245
By-product credits[4]	(21,246)	(30,304)	(71,407)	(102,539)
All-in sustaining costs, net of by-product credits	$28,774	$25,395	$68,300	$64,706
Cash costs, net of by-product credits	$19,646	$8,309	$38,430	$7,670

Payable ounces of silver equivalent[5]	2,835	4,243	8,837	11,822
Co-product cash cost per ounce of payable silver equivalent	$14.42	$9.10	$12.43	$9.32
Co-product AISC per ounce of payable silver equivalent	$17.64	$13.13	$15.81	$14.15

Payable ounces of silver	1,956	2,529	5,989	6,815
By-product cash cost per ounce of payable silver	$10.04	$3.28	$6.42	$1.13
By-product AISC per ounce of payable silver	$14.71	$10.04	$11.40	$9.49

(1)	Exploration costs are not related to current operations.

(2)	Represent reductions on customer invoices and included in Sales of the LGJV combined statement of income (loss).

(3)	Sustaining capital excludes resource development drilling costs related to resource development drilling of the South- East Deeps zone.

(4)	By-product credits reflect realized metal prices of zinc, lead and gold for the applicable period, which includes any final settlement adjustments from prior periods.

(5)	Payable silver equivalents utilize the average realized prices during the nine months ended September 30, 2023, of $25.08/oz silver, $1.10/lb zinc, $0.98/lb lead and $1,828/oz gold and the average realized prices during the three months ended September 30, 2023, of $24.24/oz silver, $0.89/lb zinc, $0.97/lb lead and $1,885/oz gold. Payable silver equivalents utilize the average realized prices during the nine months ended September 30, 2022, of $20.48/oz silver, $1.73/lb zinc, $0.90/lb lead and $1,708/oz gold and the average realized prices during the three months ended September 30, 2022, of $17.69/oz silver, $1.25/lb zinc, $0.79/lb lead and $1,682/oz gold. Realized prices include the impact of final settlement adjustments from sales.

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The table below reconciles EBITDA, a non-GAAP measure to Net Income for the Company:

	Three Months Ended		Nine months ended
	September 30,		September 30,
(in thousands)	2023	2022	2023	2022
Net income	$3,288	$3,504	$530	$9,785
Interest expense	332	142	679	368
Income tax expense	—	525	—	865
Depreciation, depletion and amortization	3	44	74	132
EBITDA	$3,623	$4,215	$1,283	$11,150

The table below reconciles EBITDA, a non-GAAP financial measure, to the Net Income of the LGJV:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2023	2022	2023	2022
Net income	$15,053	$12,961	$28,500	$42,394
Interest expense	343	103	484	368
Income tax (recovery) expense	(884)	6,702	9,814	22,488
Depreciation, depletion and amortization	16,712	19,943	59,558	52,340
EBITDA	$31,224	$39,709	$98,356	$117,590

The following table sets forth a reconciliation of Free Cash Flow, a non-GAAP financial measure, to cash provided by (used by) operating activities for the Company, which the Company believes to be the GAAP financial measure most directly comparable to Free Cash Flow.

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	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2023	2022	2023	2022
Net cash (used) provided by operating activities	($1,670)	$7,992	($9,535)	$8,680
Net cash provided (used) by investing activities	35,000	—	35,000	(27)
Free cash flow	$33,330	$7,992	$25,465	$8,653

The following table sets forth a reconciliation of Free Cash Flow, a non-GAAP financial measure, to cash flows provided by operating activities for the LGJV.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2023	2022	2023	2022
Net cash provided by operating activities	$29,424	$38,477	$103,789	$120,000
Net cash used by investing activities	(15,168)	(23,754)	(41,160)	(61,903)
Free cash flow	$14,256	$14,723	$62,629	$58,097

Forward-Looking Statements

This press release contains statements that constitute “forward looking information” and “forward-looking statements” within the meaning of U.S. and Canadian securities laws. All statements other than statements of historical facts contained in this press release, including statements regarding the progress of conversion drilling and exploration, and production and cost guidance for 2023 are forward-looking statements. Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements, and such other risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission and Canadian securities commissions. Gatos Silver expressly disclaims any obligation or undertaking to update the forward-looking statements contained in this press release to reflect any change in its expectations or any change in events, conditions, or circumstances on which such statements are based unless required to do so by applicable law. No assurance can be given that such future results will be achieved. Forward-looking statements speak only as of the date of this press release.

Investors and Media Contact

André van Niekerk
Chief Financial Officer
investors@gatossilver.com
(604) 424 0984

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